Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86494) of American Locker Group Incorporated’s 1999 Stock Incentive Plan of our report dated February 1, 2010 (which reports an unqualified opinion), with respect to the financial statements and financial statement schedule of American Locker Group Incorporated for the years ended December 31, 2008, 2007, and 2006, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Travis, Wolff & Company, LLP
Dallas, Texas
February 1, 2010